UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    May 9, 2005

BOSTON SCIENTIFIC CORPORATION

(Exact name of registrant as specified in charter)

DELAWARE	1-11083	04-2695240
(State or other	(Commission	(IRS employer
jurisdiction of	file number)	identification no.)
incorporation)

One Boston Scientific Place, Natick, Massachusetts	01760-1537
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(508) 650-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the fling obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
(a) Revolving credit facilities:

On May 13, 2005, we refinanced our prior 364-Day Revolving Credit Agreement, dated May 14, 2004, by entering into a new $500,000,000 Five-Year Revolving Credit Agreement (the “ Senior Credit Facility”), which includes an incremental loan feature for an additional $500,000,000 that may be exercised in the future. Also, on May 13, 2005, we amended and restated our existing Multi-Year Revolving Credit Agreement dated May 14, 2004 in order to reduce the facility size from $1,623,750,000 to $1,500,000,000 and to conform certain other terms to that of the Senior Credit Facility. The facilities will be available for general corporate purposes, including acquisitions, and to support commercial paper borrowings. Copies of the credit agreements are filed with this report as Exhibit 10.1 and Exhibit 10.2.

(b)	401(k) Restoration Plan:

The Internal Revenue Service limits the amount of eligible earnings that can be subject to an employer match in qualified 401(k) retirement savings plans. As a result, certain of our employees are unable to take full advantage of the Company’s 6% matching contribution for their retirement savings. On May 9, 2005, our Compensation Committee approved the establishment of a non-qualified 401(k) Restoration Plan to supplement our existing 401(k) plan. The 401(k) Restoration Plan would enable our domestic employees, including our executive officers, whose base salary and commissions exceed $210,000 per year (approximately 400 employees currently) to make additional contributions for their retirement savings and to participate more fully in the 6% Company matching contribution, subject to an eligible earnings cap of three times the IRS statutory limit.

(c)	Executive Retirement Plan:

On May 9, 2005, our Compensation Committee adopted a formulaic executive retirement plan (the “Retirement Plan”) which will cover executive officers and division presidents. The Retirement Plan will provide retiring executive officers with a lump sum benefit of 2.5 months of salary for each completed year of service with the Company, up to a maximum of 36 months pay. The Retirement Plan will provide retiring division presidents with a lump sum benefit of 1.5 months of salary for each completed year of service with the Company, up to a maximum of 24 months pay. Receipt of payments under the Retirement Plan will be conditioned upon the retiring employee entering into a separation agreement with the Company, which would include a non-competition provision. To be considered retired under the Retirement Plan, an employee’s age plus his or her years of service with the Company must be at least 65 years (provided that the employee is at least 55 years old and has been with the Company for at least 5 years). In addition, the Retirement Plan will allow our Chief Executive Officer the discretion to enter into consulting arrangements with retiring executives. The consulting arrangement could provide for up to a $100,000 retainer for up to 50 days of specified consulting services and a $3,000 per diem fee thereafter for the first year and, for future years, a $2,000 per diem fee for all services.

In connection with executive life insurance benefits provided by the Company to certain executive officers, the Company has orally agreed to continue to provide James H. Taylor, Executive Vice President of Corporate Operations and Human Resources, an annual payment equal to the premium for executive life insurance (plus a gross-up amount for tax purposes) until 2012 and to reimburse him for certain related fees.

(d)	Founders’ Retirement Package:

Effective May 9, 2005, Peter M. Nicholas, our co-founder and Chairman of the Board, and John E. Abele, our co-founder, retired as employees of the Company. In connection with their retirement, and in recognition of years of outstanding service to the Company, our Compensation Committee approved the following retirement packages:

•         Mr. Nicholas will receive an annual payment of $225,000 for life, and medical and dental coverage under the Company’s benefit policies for as long as he remains a director or “director emeritus” of the Company. The Company will continue to fund existing long-term care insurance and executive life insurance. Mr. Nicholas will continue to have the use of an office at our Natick headquarters or other Boston Scientific facility and secretarial and administrative support, on an as-needed basis. As previously approved, the Company will also make a one-time charitable donation of up to $1 million to any qualified charitable organization designated by Mr. Nicholas.

•         Mr. Abele will receive an annual payment of $150,000 for life, and medical and dental coverage under the Company’s benefit policies for as long as he remains a director or “director emeritus” of the Company. The Company will continue to fund his existing long-term care insurance and, as necessary, executive life insurance. Mr. Abele will continue to have use of an office at our Natick headquarters or other Boston Scientific facility and secretarial and administrative support, on an as-needed basis. As previously approved, the Company will also make a charitable donation of up to $1 million to any qualified charitable organization designated by Mr. Abele.

Both Mr. Nicholas and Mr. Abele will continue to serve on our Board of Directors and will receive non-employee director compensation described below. Mr. Nicholas, as Chairman of the Board, will receive additional compensation for the Chairman of the Board described below.

(e)	Non-Employee Director Compensation:

On May 9, 2005, our Board of Directors, upon the recommendation of the Compensation Committee, modified the existing compensation plan for our non-employee directors. Each non-employee director will receive an annual retainer of $60,000 for his or her services as a director, an increase of $10,000 per year. Our non-employee directors will continue to receive an annual option grant to purchase 2,000 shares of our common stock at fair market value on the date of grant and an annual restricted grant of 2,000 shares of our common stock. The Audit Committee chair will continue to receive an additional annual retainer of $10,000 and all other committee chairs will continue to receive an additional annual retainer of $5,000. In addition to amounts paid to other non-employee directors, the Chairman of the Board will receive an annual retainer of $150,000, an annual option grant to purchase 1,000 shares of our common stock at fair market value on the date of grant and an annual restricted grant of 1,000 shares of our common stock.

(f)	Stock Option Plan Technical Amendment:

On May 9, 2005, we made a technical change to each of our long-term incentive plans (the “Plans”) in order to clarify that, in accordance with Section 402 of the Sarbanes-Oxley Act, we may not make loans to our executive officers to enable them to pay the exercise price of their incentive awards under the Plans. The change is being implemented through an amendment to each of our Plans. A form of amendment is filed as Exhibit 10.3 to this report.

Item 9.01.	Financial Statements and Exhibits.
	10.1	Form of 364-Day Revolving Credit Agreement dated May 13, 2005
	10.2	Form of Multi-Year Revolving Credit Agreement dated May 13, 2005
	10.3	Form of Stock Option Plan Amendment

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

Date:	May 13, 2005	By:	/s/ Lawrence J. Knopf
Lawrence J. Knopf
Vice President and Assistant General Counsel

INDEX TO EXHIBITS

Exhibit
Number	Description

10.4	Form of 364-Day Revolving Credit Agreement dated May 13, 2005

10.5	Form of Multi-Year Revolving Credit Agreement dated May 13, 2005

10.6	Form of Stock Option Plan Amendment